Exhibit 99.3
THIRD AMENDMENT TO THE
BLUELINX CORPORATION HOURLY SAVINGS PLAN
     THIS AMENDMENT to the BlueLinx Corporation Hourly Savings Plan, effective as of May 7, 2004 (the “Plan”), made this 15th day of January, 2007, by BlueLinx Corporation (hereinafter referred to as the “Company”), to be effective as specified herein.
W I T N E S S E T H:
     WHEREAS, the Company sponsors and maintains the Plan and its accompanying trust for the exclusive benefit of its employees and their beneficiaries and pursuant to Section 10.6 thereof, the Company has the right to amend the Plan at any time; and
     WHEREAS, the Company wishes at this time to amend the Plan in order to provide for the revision of the eligibility provisions of the Plan and for other purposes;
     NOW, THEREFORE, the Plan is hereby amended effective as specified herein.
1.
     Appendix A of the Plan is amended to provide as follows, effective as of January 1, 2007:
APPENDIX A
TO
BLUELINX CORPORATION HOURLY SAVINGS PLAN
(Effective as of January 1, 2007)
Special Provisions Relating to
Crediting of Service for Purposes of
Eligibility and Vesting
Pursuant to Section 1.44 of the Plan, Employees shall receive credit, for purposes of determining the Period of Service for determining eligibility under Article III and/or vesting under Section 6.4, as indicated below, for service with the following business entities prior to the dates indicated:

Purpose for which
Business Entity	Service Prior to	Credit Given
Hampton Distribution Companies	July 15, 2005	Eligibility and Vesting
Austin Hardwoods LTD	August 7, 2006	Eligibility and Vesting

Approved:	/s/ Barbara V. Tinsley

Date:	January 15, 2007

2.
     Except as otherwise provided herein, the provisions of the Plan are confirmed and ratified.
     IN WITNESS WHEREOF, this Third Amendment has been executed the day and year first above written, to be effective as of January 1, 2007.

BLUELINX CORPORATION
By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	General Counsel & Secretary

2